EXHIBIT 4.4(b)

                                 AMENDMENT NO. 1
                                       TO
                                 LOAN AGREEMENT



     THIS AMENDMENT, dated as of the 13th day of May, 2002, by and between Tecstar, LLC, an Indiana limited liability company ("Company"), and Comerica Bank, a Michigan banking corporation ("Bank");

                                   WITNESSETH:

     WHEREAS, Company and Bank desire to amend that certain Loan Agreement dated as of February 13, 2002, entered into by Company and Bank ("Agreement");

     NOW, THEREFORE, it is agreed that the Agreement is amended as follows:

     1. The first sentence of Section 1.1 of the Agreement is amended to read in its entirety as follows:

     "Subject to the terms of this Agreement, Bank agrees to lend to Company at any time and from time to time from the effective date hereof until April 1, 2004 sums not to exceed under the line of credit Fifteen Million Dollars ($15,000,000) in aggregate principal amount at any one time outstanding."

     2. The first sentence of Section 1.5 of the Agreement is amended to read in its entirety as follows:

     "Company shall pay to Bank an unused fee equal to one quarter of one percent (1/4%) per annum multiplied by the average daily amount by which Fifteen Million Dollars ($15,000,000) exceeds the aggregate amount of outstanding advances under the Line Note."

     3. The first sentence of Section 1.6 of the Agreement is amended to read in its entirety as follows:

     "In addition to advances under the Line Note to be provided to Company by Bank under and pursuant to Section 1.1 of this Agreement, Bank may issue, or commit to issue, from time to time, standby letters of credit for the account of Company (herein individually called a "Letter of Credit" and collectively "Letters of Credit") in aggregate undrawn amounts not to exceed Five Hundred Thousand Dollars ($500,000) at any one time outstanding; provided, however that the sum of the aggregate amount of advances outstanding under the Line Note plus the undrawn amounts of all Letters of Credit shall not exceed Fifteen Million Dollars ($15,000,000) at any one time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the maturity date of the Line Note."

     4. Section 4.1(c) of the Agreement is amended to read in its entirety as follows:

     "(c) within twenty (20) days after and as of the end of each month, agings of accounts receivable and accounts payable and an inventory report, each in form satisfactory to Bank;"

     5. The first sentence and the table in Section 4.13 of the Agreement are amended to read in their entireties as follows:

     "4.13Maintain at all times, a Tangible Net Worth of not less than the following amounts during the periods specified below:

         March 31, 2002 through June 29, 2002                            $0
         June 30, 2002 through September 29, 2002                  $500,000
         September 30, 2002 through December 30, 2002            $1,000,000
         December 31, 2002 through March 30, 2003                $1,500,000
         March 31, 2003 through June 29, 2003                    $2,000,000
         June 30, 2003 through September 29, 2003                $2,500,000
         September 30, 2003 through December 30, 2003            $3,000,000
         December 31, 2003 through March 30, 2004                $3,250,000
         March 31, 2004 and thereafter                           $3,500,000"

     6. The first sentence and the table in Section 4.14 of the Agreement are amended to read in their entireties as follows:

     "4.14Maintain at all times, Working Capital of not less than the following amounts during the periods specified below:

         March 31, 2002 through June 29, 2002                   ($2,750,000)
         June 30, 2002 through September 29, 2002               ($2,500,000)
         September 30, 2002 through December 30, 2002           ($2,250,000)
         December 31, 2002 through March 30, 2003               ($2,000,000)
         March 31, 2003 through June 29, 2003                   ($1,750,000)
         June 30, 2003 through September 29, 2003               ($1,500,000)
         September 30, 2003 through December 30, 2003           ($1,250,000)
         December 31, 2003 through March 30, 2004               ($1,000,000)
         March 31, 2004 and thereafter                            ($750,000)"

     7. Exhibits "A" and "B" to the Agreement are amended to read in their entireties in the forms annexed hereto as Exhibits "A" and "B", respectively.


     8. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's limited liability company powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Organization or Operating Agreement, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 3.1 through 3.5 and 3.7 through 3.14 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof;(c) the continuing representations and warranties of Company set forth in
Section 3.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 4.1 of the Agreement; and (d) no event of default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an event of default under the Agreement, has occurred and is continuing as of the date hereof.

     9. This Amendment shall be effective upon (a) execution of this Amendment by Company and Bank, (b) execution and delivery by Company to Bank of a $15,000,000 Line Note in the form of Exhibit "A" annexed hereto, and (c) payment by Company to Bank of a non-refundable amendment fee in the amount of $10,000.

     10. Except as modified hereby all of the terms and conditions of the Agreement shall remain in full force and effect.

     WITNESS the due execution hereof on the day and year first above written.

COMERICA BANK                                     ECSTAR, LLC


By: /s/ Michael H. Cliff                          By: /s/ Jeffrey P. Bietzel
   -----------------------------------               ---------------------------
      Michael H. Cliff                               Jeffrey P. Bietzel

Its: Vice President                               Its:    President


                                                  By: /s/ Michael H. Schoeffler
                                                     ---------------------------
                                                      Michael H. Schoeffler

                                                   Its: Chief Financial Officer

                                   EXHIBIT "A"

                                    LINE NOTE


$15,000,000                                                    Detroit, Michigan
                                                                 April ___, 2002


     On or before April 1, 2004, FOR VALUE RECEIVED, the undersigned, Tecstar, LLC, an Indiana limited liability company (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its Main Office at 500 Woodward Avenue, Detroit, Michigan, the indebtedness or so much of the sum of Fifteen Million Dollars ($15,000,000) as may from time to time have been advanced and then be outstanding hereunder and under a certain Loan Agreement by and between Company and Bank dated February 13, 2002 (as may be amended from time to time, the "Loan Agreement").

     The indebtedness outstanding under this Note from time to time shall bear interest at a per annum rate equal to the Bank's Prime Rate plus or minus, as applicable, the Applicable Margin (as defined in the Loan Agreement). Upon the occurrence of any event of default hereunder or under the Loan Agreement, interest shall accrue on the unpaid balance hereunder at a per annum rate equal to three percent (3%) above the rate otherwise in effect. Interest shall be payable monthly on the unpaid principal balance from time to time outstanding commencing on May 1, 2002 and on the first business day of each month thereafter until April 1, 2004 when the entire unpaid balance of principal and interest shall be due and payable. Interest shall be computed on a daily basis using a year of 360 days for the actual number of days elapsed, and, in such computation, effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank and publicly announced as its prime rate as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans. This Note may be prepaid at any time without premium or penalty.

     This Note evidences borrowing under, is subject to, is secured pursuant to, shall be prepaid in accordance with, and may be matured under the terms of the Loan Agreement, to which reference is hereby made. As additional security, Bank is granted a lien on all personal property and assets (including deposits and other credits) of Company at any time in possession or control of (or owing by) Bank for any purpose.

     All agreements between Company and Bank pertaining to the indebtedness described herein are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of the Loan Agreement, this Note or any other instrument securing this Note or all or any part of the indebtedness secured thereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by Company to Bank, (whether or not then due and payable) and not to the payment of interest.

     Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

     If the interest and principal hereof are not fully paid at maturity hereof (whether by acceleration or otherwise), Company shall pay the holder hereof all its reasonable costs of collection of said principal and interest including, but not limited to, reasonable attorney fees.

     THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO THIS NOTE.

     Notwithstanding anything herein to the contrary, nothing shall limit any rights granted Bank by other instruments or by law.

     This Note replaces by renewal and increases that certain $10,000,000 Line Note dated February 13, 2002 made by Company payable to Bank.

                                          TECSTAR, LLC


                                          By:
                                             -----------------------------------
                                                   Jeffrey P. Bietzel
                                          Its:     President


                                          By:
                                             -----------------------------------
                                                   Richard J. Mullin
                                          Its:     Chief Financial Officer